DEFA 14A

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the [_]

Registrant

Check the appropriate box:

[ ]       Preliminary Proxy Statement

[_]       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x]       Definitive Proxy Statement

[ ]       Definitive Additional Materials

[ ]       Soliciting Materials under Rule 14a-12

BNY MELLON STOCK FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]       No fee required.

[_]       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4) Proposed maximum aggregate value of transaction:

(5) Total Fee Paid:

[_]        Fee paid previously with preliminary materials.

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously.

Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

November 3, 2025

Dear Shareholder,

As a shareholder of BNY Mellon International Core Equity Fund (the “Fund”), you should have received proxy materials pertaining to the proposed merger of the Fund into BNY Mellon International Equity Fund. These materials were sent to you via email or mail, and the proposal will be considered at the Fund's Special Meeting of Shareholders, which is scheduled to take place virtually over the internet, on December 9, 2025. As described in the proxy materials, the Fund’s Board of Trustees unanimously recommends you vote FOR the proposal.

I am pleased to report that your fellow shareholders who have already voted have shown support for the proposal. While the Fund has not yet met its quorum requirements, a substantial percentage of the votes cast have been in favor of the proposal. Please take a few moments to sign, date and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet.

Every vote counts and it is important that you vote, no matter how large or small your Fund holdings may be. Please see voting instructions below:

Vote by Phone - call 1 (800) 726-9057 to speak with a proxy voting specialist. Representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
:	Vote by Internet - visit the internet address on the enclosed card and follow the instructions.
*	Vote by Mail - complete, sign and date the enclosed card and return it in the enclosed prepaid return envelope.

If you need assistance or have questions, please contact our proxy solicitor, Sodali & Co. Fund Solutions, at 1-800-726-9057. If you have not yet voted, a Sodali & Co. representative may call you to assist in voting.

Thank you for your prompt attention and your continued support.

Sincerely,

David DiPetrillo

President

BNY Mellon Stock Funds